Exhibit 99.1

For Immediate Release

Media Contact:	Investor Relations Contacts:
Ronald Margulis	John Merrill, CFO
RAM Communications	435-645-2219
+1 908.272.3930	investor-relations@parkcitygroup.com
ron@rampr.com	or
Hayden IR Rob Fink 646-415-8972 PCYG@haydenir.com

Park City Group Appoints Former CFO John Merrill as CFO

SALT LAKE CITY, UT – May 15, 2019 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a B2B e-commerce, compliance and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk and improve supply chain efficiencies, today announced Todd Mitchell, who has served as the Company’s Chief Financial Officer since September 2015, accepted another opportunity that will allow him to spend more time closer to home in New York.

Park City appointed John Merrill, its Senior Vice President of Finance since May 2018 and former CFO of Park City Group from August 2006 – July 2010, as Mitchell’s successor. Mitchell will formally transfer the role of CFO to Merrill on May 16, 2019 and has agreed to continue to serve the Company until May 31, 2019 to ensure an orderly transition.

Randall K. Fields, Chairman and CEO of Park City Group, commented, “I would like to thank Todd for his service as our CFO over the past four years and wish him the best of luck as he relocates to be closer to his family. At the same time, I am honored to welcome John back into a role he is very familiar with. John rejoined Park City Group last year as our Senior Vice President of Finance, which will allow for a seamless transition back on to the executive team.”

Prior to rejoining Park City in 2018, Merrill served as CFO and Managing Member of 360 Touch Advertising, a startup, from 2016 to 2018 and as CFO of Track Group, Inc. (OTC: TRCK) from 2014 to 2016. Previously, he was a mergers and acquisitions consultant for UnitedHealth Group (NYSE: UNH). Merrill has held a variety of financial roles within public and private organizations including, Clear Channel (nka iHeart Media), IMG, and Sports Authority. Merrill began his career with KPMG and holds Bachelor’s and Master’s degrees in Accounting from the University of South Florida.

About Park City Group:

Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

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